ENERGY TRANSFER EQUITY, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

September 5, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Mara L. Ransom, Assistant Director

Office of Consumer Products

Re:	Energy Transfer Equity, L.P.

Registration Statement on Form S-4

File No. 333-226831

Ladies and Gentlemen:

Energy Transfer Equity, L.P. (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 2:00 P.M., Washington, D.C. time, on September 7, 2018 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Very truly yours,

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
John W. McReynolds
President

Cc:	William N. Finnegan IV, Latham & Watkins LLP

Debbie P. Yee, Latham & Watkins LLP